SINTX TECHNOLOGIES ANNOUNCES AGREEMENT TOWARD A COLLABORATION WITH NISSIN MANUFACTURING CO., LTD.

SALT LAKE CITY, UT, January 30, 2020 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer (OEM) ceramics company that develops and commercializes silicon nitride for medical and non-medical applications, today announced an agreement toward establishing a collaboration framework with Nissin Manufacturing Company, Japan (“Nissin”). The companies have agreed to terms whereby Nissin and SINTX will fund research and product development activities collaboratively at a newly developed joint research center, located in Kyoto, Japan. The purpose of this collaboration is to develop new products for worldwide markets, using SINTX’s unique technology and knowledge in silicon nitride ceramics, and Nissin’s superior manufacturing technology platforms and retail channels.

Established in 1946, Nissin is a worldwide provider of many products, including precision automotive components, vertical automatic honing machines, and special purpose grinding machines, and others. The collaboration with SINTX is intended to expand Nissin’s footprint in consumer products based on aseptic polymer technologies already in production. “We were attracted to the considerable scientific evidence that SINTX has produced, attesting to the antibacterial properties of silicon nitride. Our initial focus will target products that leverage the ability of silicon nitride to resist bacterial adhesion, and to inactivate viruses, with more to follow,” said Takashi Nishikohri, CEO of Nissin. “The collaboration is structured as an open model to facilitate continued growth and strategic opportunities, and we look forward to developing a lasting and productive relationship with SINTX,” added Nishikohri-san.

“We are pleased at this external validation of our technology by a large, seasoned company such as Nissin, with its worldwide footprint. The relationship will further boost our already very productive R&D output that generated 25 published scientific reports in 2019 alone and more than 100 since 2015. The collaboration with Nissin is intended to directly apply our material science expertise toward new product development, and revenues. This is a significant move for SINTX,” said Dr. Sonny Bal, CEO and President of SINTX Technologies.

Nissin (https://www.nissin-mfg.co.jp/en/) is a privately-held company with its headquarters located in Kyotango-city, Kyoto Prefecture, Japan. The company has locations elsewhere around the world, and is a global supplier of automotive components, and precision machines to facilitate grinding and honing operations. Other Nissin group’s products include specialty polymers with bacterial resistance, ceramic components, and related product lines.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride spinal implants in its FDA registered and ISO 13485 certified manufacturing facility for CTL-Amedica, the exclusive retail channel for silicon nitride spinal implants.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to an external agreement with another company, within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things, the Company’s ability to complete its obligations under the agreement; volatility in the price of the Company’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; our ability to raise additional funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 11, 2019, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:
SINTX Technologies
801.839.3502
IR@sintx.com